Exhibit 21.1

List of Subsidiaries of Party City Holdings Inc.

Name	State/Country of Organization or Incorporation
Amscan Asia International Limited	Hong Kong
Amscan de Mexico S.A. de C.V.	Mexico
Amscan Distributors (Canada), Ltd.	Canada
Amscan Europe GmbH	Germany
Amscan Holdings Limited	United Kingdom
Amscan Inc.	New York
Amscan International Limited	United Kingdom
Amscan Japan Co., Ltd.	Japan
Amscan Party Goods Pty. Limited	Australia
Amscan Partyartikel GmbH	Germany
Am-Source, LLC	Rhode Island
Anagram Eden Prairie Property Holdings LLC	Delaware
Anagram Espana S.L.	Spain
Anagram France S.C.S.	France
Anagram International Holdings, Inc.	Minnesota
Anagram International Inc.	Minnesota
Anagram International LLC	Nevada
Anagram International Ltd	United Kingdom
Christy Asia Limited	Hong Kong
Christy Dressup Limited	United Kingdom
Christy’s By Design Limited	United Kingdom
Christy Garments and Accessories Limited	United Kingdom
Convergram de Mexico S. de R.L.	Mexico
Delights Limited	United Kingdom
Everts International Ltd.	United Kingdom
Everts Malaysia SDN BHD	Malaysia
Party City Canada Inc.	Ontario
Party City Corporation	Delaware
Party Delights Ltd.	United Kingdom
Riethmüller (Polska) Sp.z.o.o.	Poland
Streamers Card & Party Shop Limited	United Kingdom
Streamers Limited	United Kingdom
Travis Designs Limited	United Kingdom
Trisar, Inc.	California
US Balloon Manufacturing Co., Inc.	New York